EXHIBIT 5
July 26, 2005
Continental Airlines, Inc.
1600 Smith Street, Dept. HQSEO
Houston, Texas 77002
Ladies and Gentlemen:
     I am Senior Vice President, General Counsel, Secretary and Corporate Compliance Officer of Continental Airlines, Inc., a Delaware corporation (the “Company”). I have advised the Company in connection with the registration pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of the proposed offering and sale of up to ten million (10,000,000) shares (the “Shares”) of the Company’s Class B common stock, par value $.01 per share (“Common Stock”), including (i) six million, six hundred and seventy thousand (6,670,000) shares of Common Stock pursuant to the Company’s 2005 Broad Based Employee Stock Option Plan (the “Employee Plan”) and (ii) three million, three hundred and thirty thousand (3,330,000) shares of Common Stock pursuant to the Company’s 2005 Pilot Supplemental Option Plan (the “Pilot Plan,” and together with the Employee Plan, the “Plans”).
     In this connection, I have examined the corporate records of the Company, including its Amended and Restated Certificate of Incorporation, its Bylaws as amended to date and minutes of meetings of its directors and certain committees thereof. I have also examined the Registration Statement, together with the exhibits thereto and such other documents as I have deemed necessary for the purpose of expressing the opinion contained herein.
     Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the federal securities laws of the United States of America and the General Corporation Law of the State of Delaware (including all applicable provisions of the Constitution of Delaware and the reported judicial decisions interpreting these laws).
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein under the caption “Item 5. Interests of Named Experts and Counsel”. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.
Very truly yours,
/s/ Jennifer L. Vogel
Jennifer L. Vogel
Senior Vice President,
General Counsel, Secretary and
Corporate Compliance Officer